Exhibit 4.7

SECOND AMENDMENT

TO

POSTROCK ENERGY CORPORATION

2010 LONG-TERM INCENTIVE PLAN

WHEREAS, PostRock Energy Corporation, a Delaware corporation (the “Company”), has established and maintains the PostRock Energy Corporation 2010 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Article 15 of the Plan, the Company has the right to amend the Plan at any time by action of the Board, subject to prior approval by the Company’s stockholders to the extent such approval is determined to be required by applicable legal and/or stock exchange requirements; and

WHEREAS, the Company desires to amend the Plan to (i) increase the number of shares of common stock of the Company (“Common Stock”) available for issuance under the Plan and (ii) increase the individual annual grant limits with respect to equity awards, and such increases have been approved by the stockholders of the Company at the Annual Meeting of Stockholders on May 9, 2012;

NOW, THEREFORE, in consideration of the foregoing, (i) the number of shares of Common Stock available for issuance under the Plan is hereby increased by 3,000,000 shares and (ii) the individual annual grant limits with respect to equity awards is hereby increased from 150,000 to 300,000 shares, and accordingly the Plan is hereby amended as follows:

1. The first sentence of Section 4.1(a) of the Plan is hereby amended to read as follows:

“Subject to adjustment as provided in Section 15.2, the number of Shares hereby reserved for delivery under the Plan is 5,850,000 Shares.”

2. Sections 4.1 (b)(i) & (ii) of the Plan are hereby amended to read as follows:

“(i) no Grantee may be granted, during any one calendar year, Awards consisting of Options or SARs that are exercisable for more than 300,000 Shares;

(ii) no Grantee may be granted, during any one calendar year, Awards (other than Options or SARs) denominated in Shares covering or relating to more than 300,000 Shares (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the ‘Stock Based Awards Limitations’); and”

IN WITNESS WHEREOF, PostRock Energy Corporation has caused this Second Amendment to be executed by its duly authorized officer as of this 10th day of May, 2012.

POSTROCK ENERGY CORPORATION

By:	/s/ Stephen L. DeGiusti
Stephen L. DeGiusti
Executive Vice President, General Counsel and Secretary

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